Exhibit 5.1

Deloitte LLP 2800 – 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: 604-669-4466 Fax: 778-374-0495 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 (Registration Statement No. 333-199916) of our reports dated February 26, 2014 relating to the consolidated financial statements of TELUS Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal controls over financial reporting, appearing in the Annual Report on Form 40-F of TELUS Corporation for the year ended December 31, 2013.

/s/ Deloitte LLP

Chartered Accountants

Vancouver, Canada

November 19, 2014